Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-139589) pertaining to the 2001 Comprehensive Stock Plan of United Rentals, Inc.,
(2)Registration Statement (Form S-8 No. 333-116882) pertaining to the Deferred Compensation Plan for Directors of United Rentals, Inc., and
(3)Registration Statement (Form S-8 No. 333-231287) pertaining to the 2019 Long Term Incentive Plan of United Rentals, Inc.;
of our reports dated January 29, 2025, with respect to the consolidated financial statements and schedule of United Rentals, Inc. and the effectiveness of internal control over financial reporting of United Rentals, Inc. included in this Annual Report (Form 10-K) of United Rentals, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Stamford, Connecticut
January 29, 2025